NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2012 FINAL QUARTER EARNINGS

Honesdale, Pennsylvania/ January 22, 2013/ Dimeco, Inc. (OTCBB: DIMC), the holding company for The Dime Bank, released unaudited financial results for the year 2012.

Dimeco, Inc., the “Company”, continued sound, planned growth to end the year with $603,605,000 in total assets, an increase of $21,711,000 or 3.7% over balances one year earlier, with the loan portfolio ending the year at $474,762,000 or 6.2% over balances at December 31, 2011. During 2012 deposits increased $16,301,000 or 3.4% to end the year at $500,585,000. Stockholders’ equity of $59,937,000 at December 31, 2012 represented an increase of 8.8% over a year earlier.

Net income for 2012 was $6,614,000, an increase of $1,278,000 or 24.0% over income reported for the year 2011. The major contributor to this growth was net interest income of $21,725,000, which was $1,955,000 or 9.9% greater than the previous year. At this level of income, the Company reported a return on average assets of 1.10% and a return on average equity of 11.42% for 2012, representing an increase of 14.6% and 13.7%, respectively, over 2011. As a measure of asset quality, the ratio of nonperforming assets to total assets decreased by 14.1% to 3.29% at December 31, 2012, and the allowance to loan loss as a percentage of total loans increased by 3.8% to end 2012 at 1.93%.

Earnings per share for the year ended 2012 were $4.12, an increase of 23.4% over earnings for 2011. Dividends remained solid, amounting to $1.46 per share in 2012, an increase of 1.4% over 2011, producing a dividend yield of 4.03%.

Gary C. Beilman, president and chief executive officer, stated “I am pleased to present our fourth quarter report; 2012 was a year of many positive results beginning with continued growth in assets, loans, and deposits as noted above. Secondly, our significant net income increase of 24% over last year resulted in double digit increases in both our return on average assets and return on average equity ratios. Furthermore, the shareholders equity to assets ratio increased by nearly 5% and book value per share is up 7%. The market value per share has expanded by more than 8% to $36.25. In addition to these highlights, our Board approved an increase in dividends, from $.36 to $.38 per share for the fourth quarter, representing annualized growth of 6% in dividends over that of the previous quarter.

Management is currently taking several steps to improve asset quality; we expect that these efforts will continue for some time before our desired quality goals are achieved.

With our application to the Securities and Exchange Commission to allow the Company to de-register our shares, our intention is to expand upon the information provided in quarterly reports. We are appreciative of continued loyalty and investment in Dimeco and we welcome comments or questions from the community and our shareholders.”

Dimeco, Inc. is the holding company of The Dime Bank, a full service financial institution serving northeastern Pennsylvania and Sullivan County New York. For more information on Dimeco, Inc. and The Dime Bank, visit www.thedimebank.com.

Source: Dimeco, Inc. / January 22, 2013 / Deborah Unflat

DIMECO, INC.
CONSOLIDATED STATEMENT OF INCOME (unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share)	2012	2011	2012	2011
Interest Income
Interest and fees on loans	$5,951	$5,754	$23,616	$22,435
Investment securities:
Taxable	254	329	1,177	1,266
Exempt from federal income tax	308	311	1,252	1,209
Other	5	4	12	12
Total interest income	6,518	6,398	26,057	24,922

Interest Expense
Deposits	838	992	3,536	4,213
Short-term borrowings	16	18	87	108
Other borrowed funds	167	192	709	831
Total interest expense	1,021	1,202	4,332	5,152

Net Interest Income	5,497	5,196	21,725	19,770

Provision for loan losses	1,250	875	3,250	2,875

Net Interest Income After Provision for Loan Losses	4,247	4,321	18,475	16,895

Noninterest Income
Service charges on deposit accounts	213	234	887	1,022
Mortgage loans held for sale gains, net	264	83	692	306
Investment securities gains (losses), net	60	(2)	169	(16)
Brokerage commissions	261	226	811	720
Earnings on bank-owned life insurance	110	109	436	432
Debit card fees	169	157	648	608
Other income	202	223	831	833
Total noninterest income	1,279	1,030	4,474	3,905

Noninterest Expense
Salaries and employee benefits	1,876	1,609	7,644	6,981
Occupancy expense, net	296	290	1,150	1,143
Furniture and equipment expense	103	102	404	427
Professional fees	212	181	789	818
Data processing expense	63	173	552	703
Other expense	939	1,474	3,818	4,013
Total noninterest expense	3,489	3,829	14,357	14,085

Income before income taxes	2,037	1,522	8,592	6,715
Income taxes	420	304	1,978	1,379

NET INCOME	$1,617	$1,218	$6,614	$5,336

Earnings per Share - basic	$1.00	$0.76	$4.12	$3.34
Earnings per Share - diluted	$1.00	$0.76	$4.12	$3.31

Average shares outstanding - basic	1,608,698	1,599,646	1,602,073	1,598,840
Average shares outstanding - diluted	1,613,988	1,599,903	1,604,877	1,610,449

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)	December 31, 2012	December 31, 2011
Assets
Cash and due from banks	$5,722	$5,348
Interest-bearing deposits in other banks	2,998	4,575
Total cash and cash equivalents	8,720	9,923

Mortgage loans held for sale	1,132	-
Investment securities available for sale	90,747	95,619

Loans (net of unearned income of $0 and $3)	474,762	447,254
Less allowance for loan losses	9,152	8,316
Net loans	465,610	438,938

Premises and equipment	9,675	9,997
Accrued interest receivable	1,841	1,805
Bank-owned life insurance	10,427	10,060
Other real estate owned	2,554	3,467
Other assets	12,899	12,085
TOTAL ASSETS	$603,605	$581,894

Liabilities
Deposits :
Noninterest-bearing	$51,503	$52,217
Interest-bearing	449,082	432,067
Total deposits	500,585	484,284

Short-term borrowings	17,813	20,686
Other borrowed funds	20,597	17,618
Accrued interest payable	500	542
Other liabilities	4,173	3,664
TOTAL LIABILITIES	543,668	526,794

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,656,446 and 1,653,746 shares issued	828	827
Capital surplus	6,008	6,451
Retained earnings	52,426	48,193
Accumulated other comprehensive income	1,888	1,696
Treasury stock, at cost (29,940 and 54,100 shares)	(1,213)	(2,067)
TOTAL STOCKHOLDERS' EQUITY	59,937	55,100
TOTAL LIABILITES AND STOCKHOLDERS' EQUITY	$603,605	$581,894

DIMECO, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)					% Increase
	2012		2011		(decrease)
Performance for the year ended December 31,
Interest income	$26,057		$24,922		4.6%
Interest expense	$4,332		$5,152		-15.9%
Net interest income	$21,725		$19,770		9.9%
Net income	$6,614		$5,336		24.0%

Shareholders' Value (per share)
Net income - basic	$4.12		$3.34		23.4%
Net income - diluted	$4.12		$3.31		24.5%
Dividends	$1.46		$1.44		1.4%
Book value	$36.85		$34.45		7.0%
Market value	$36.25		$33.50		8.2%
Market value/book value ratio	98.4%		97.2%		1.2%
Price/earnings multiple	8.8	X	10.0	X	-12.0%
Dividend yield	4.03%		4.30%		-6.3%

Financial Ratios
Return on average assets	1.10%		0.96%		14.6%
Return on average equity	11.42%		10.04%		13.7%
Shareholders' equity/asset ratio	9.93%		9.47%		4.9%
Dividend payout ratio	35.44%		43.11%		-17.8%
Nonperforming assets/total assets	3.29%		3.83%		-14.1%
Allowance for loan loss as a % of loans	1.93%		1.86%		3.8%
Net charge-offs/average loans	0.52%		0.53%		-1.9%
Allowance for loan loss/nonaccrual loans	58.1%		61.5%		-5.5%
Allowance for loan loss/non-performing loans	52.9%		44.3%		19.4%

Financial Position at December 31,
Assets	$603,605		$581,894		3.7%
Loans	$474,762		$447,254		6.2%
Deposits	$500,585		$484,284		3.4%
Stockholders' equity	$59,937		$55,100		8.8%

January 2013

Dear Shareholders:

I am pleased to present this report of Dimeco, Inc. for the fourth quarter and year ended December 31, 2012. In summary, 2012 was a year of many positive results. First, we continued to grow. When compared to 2011, deposits were up over 3% and loans increased by more than 6%. Secondly, and most notably, from a performance perspective, net income was $6.6 million, a significant 24% increase over that of 2011. This increase in net income resulted in our return on average assets ratio of 1.1%, and return on average equity of 11.42%, both of which were double-digit increases from a year earlier. Stockholders’ equity grew to $59.9 million, an increase of almost 9% during 2012. Furthermore, shareholders’ equity to assets increased by nearly 5% and book value per share is up 7%, while the market value per share has expanded by more than 8%. In addition to these highlights, our Board approved an increase in dividends, from $.36 to $.38 per share for the fourth quarter, representing growth of almost 6% in dividends over that of the previous quarter.

All of that information is certainly uplifting. What keeps us grounded is the lingering effects of the national economic slowdown and what that means for a number of our borrowers. Thankfully, when compared to 2011, our nonperforming assets to total assets have decreased by 14%, and prudently we have increased our allowance for loan loss to non-performing loans by 19%. These are positive steps in the effort to improve asset quality; however, we expect that these efforts will continue for some time before our desired levels are achieved.

As we go forward, our intention is to expand upon these quarterly reports, and give you even more detailed information about the performance of your company. We are most appreciative of your investment and your continued loyalty. As always, I welcome any comments or questions you may have.

Sincerely,

/s/ Gary C. Beilman

Gary C. Beilman

President and Chief Executive Officer